Exhibit No. 99.2

Item 1. Financial Statements

REGIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

as of September 30, 2008 and June 30, 2008
(In thousands, except share data)

	September 30, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$125,266	$127,627
Receivables, net	37,837	37,824
Inventories	241,742	212,468
Deferred income taxes	15,349	15,954
Other current assets	47,419	51,278
Total current assets	467,613	445,151

Property and equipment, net	482,498	481,851
Goodwill	888,700	870,993
Other intangibles, net	142,122	144,291
Investment in and loans to affiliates	245,323	247,102
Other assets	46,805	46,483

Total assets	$2,273,061	$2,235,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$272,442	$230,224
Accounts payable	89,682	69,693
Accrued expenses	189,824	207,605
Total current liabilities	551,948	507,522

Long-term debt and capital lease obligations	534,754	534,523
Other noncurrent liabilities	212,488	217,640
Total liabilities	1,299,190	1,259,685
Commitments and contingencies (Note 8)
Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 43,198,763 and 43,070,927 common shares at September 30, 2008 and June 30, 2008, respectively	2,160	2,153
Additional paid-in capital	148,142	143,265
Accumulated other comprehensive income	82,010	101,973
Retained earnings	741,559	728,795

Total shareholders’ equity	973,871	976,186

Total liabilities and shareholders’ equity	$2,273,061	$2,235,871

The accompanying notes are an integral part of the unaudited Condensed Consolidated Financial Statements.

REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

for the three months ended September 30, 2008 and 2007
(In thousands, except per share data)

	2008	2007
Revenues:
Service	$469,035	$452,763
Product	134,183	133,660
Royalties and fees	10,311	20,907
	613,529	607,330

Operating expenses:
Cost of service	267,077	256,653
Cost of product	65,619	63,612
Site operating expenses	48,402	49,331
General and administrative	77,764	83,256
Rent	92,211	87,249
Lease termination costs	1,151	—
Depreciation and amortization	27,268	28,283
Total operating expenses	579,492	568,384

Operating income	34,037	38,946

Other income (expense):
Interest expense	(10,220)	(10,513)
Interest income and other, net	1,735	2,155

Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	25,552	30,588

Income taxes	(9,958)	(10,806)
Equity in income (loss) of affiliated companies, net of income taxes	492	(334)

Income from continuing operations	16,086	19,448

(Loss) income from discontinued operations, net of income taxes (Note 2)	(1,600)	1,151

Net income	$14,486	$20,599

Net income (loss) per share:
Basic:
Income from continuing operations	0.38	0.44
(Loss) income from discontinued operations, net of income taxes	(0.04)	0.03
Net income per share, basic	$0.34	$0.47

Diluted:
Income from continuing operations	0.37	0.44
(Loss) income from discontinued operations, net of income taxes	(0.04)	0.03
Net income per share, diluted	$0.34 (1)	$0.46 (1)

Weighted average common and common equivalent shares outstanding:
Basic	42,787	43,906
Diluted	43,107	44,579

Cash dividends declared per common share	$0.04	$0.04

The accompanying notes are an integral part of the unaudited Condensed Consolidated Financial Statements.

 (1) Total is a recalculation; line items calculated individually will not sum to total.

REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

for the three months ended September 30, 2008 and 2007
(In thousands)

	2008	2007
Cash flows from operating activities:
Net income	$14,486	$20,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,428	28,522
Amortization	2,532	3,060
Equity in (income) loss of affiliated companies	(492)	334
Deferred income taxes	586	1,640
Excess tax benefits from stock-based compensation plans	(280)	(1)
Stock-based compensation	2,004	1,591
Other noncash items affecting earnings	(529)	(35)
Changes in operating assets and liabilities:
Receivables	(677)	(1,981)
Inventories	(29,319)	(16,654)
Other current assets	1,024	(12,607)
Other assets	(126)	(2,707)
Accounts payable	24,096	(1,601)
Accrued expenses	(14,388)	1,125
Other noncurrent liabilities	458	3,289
Net cash provided by operating activities	27,803	24,574

Cash flows from investing activities:
Capital expenditures	(23,975)	(22,389)
Proceeds from sale of assets	10	10
Asset acquisitions, net of cash acquired and certain obligations assumed	(30,987)	(35,475)
Disbursements for loans and investments	(5,971)	(14,500)
Transfer of cash related to contribution of schools	—	(7,254)
Net cash used in investing activities	(60,923)	(79,608)

Cash flows from financing activities:
Borrowings on revolving credit facilities	2,295,300	2,337,600
Payments on revolving credit facilities	(2,248,200)	(2,368,000)
Proceeds from issuance of long-term debt	—	50,000
Repayments of long-term debt and capital lease obligations	(9,367)	(13,424)
Excess tax benefits from stock-based compensation plans	280	1
Proceeds from issuance of common stock	2,291	698
Dividends paid	(1,725)	(1,767)
Other	(3,507)	5,090
Net cash provided by financing activities	35,072	10,198

Effect of exchange rate changes on cash and cash equivalents	(4,313)	5,280

Decrease in cash and cash equivalents	(2,361)	(39,556)

Cash and cash equivalents:
Beginning of period	127,627	184,785
End of period	$125,266	$145,229

The accompanying notes are an integral part of the unaudited Condensed Consolidated Financial Statements.

REGIS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.                                      BASIS OF PRESENTATION OF UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

During the third quarter of fiscal year 2009, Regis Corporation (the Company), sold its Trade Secret salon concept (Trade Secret).  Trade Secret operations are presented as discontinued operations for all periods presented.  All amounts and disclosures in these financial statements have been adjusted to reflect the discontinued operations of Trade Secret.

The unaudited interim Condensed Consolidated Financial Statements of the Company as of September 30, 2008 and for the three months ended September 30 2008 and 2007, reflect, in the opinion of management, all adjustments necessary to fairly state the consolidated financial position of the Company as of September 30, 2008 and the consolidated results of its operations and its cash flows for the interim periods. Adjustments consist only of normal recurring items, except for any discussed in the notes below. The results of operations and cash flows for any interim period are not necessarily indicative of results of operations and cash flows for the full year.

The Consolidated Balance Sheet data for June 30, 2008 was derived from audited Consolidated Financial Statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP). The unaudited interim Condensed Consolidated Financial Statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other documents filed or furnished with the Securities and Exchange Commission (SEC) during the current fiscal year.

The unaudited condensed financial statements of the Company as of September 30, 2008 and for the three month periods ended September 30, 2008 and 2007 included in this Form 10-Q, have been reviewed by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Their separate report dated November 10, 2008, except as it relates to the effects of discontinued operations discussed in Note 2 as to which the date is July 6, 2009, appearing herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

Inventories:

Inventories consist principally of hair care products held either for use in services or for sale. Cost of product used in salon services is determined by applying estimated gross profit margins to service revenues, which are based on historical factors including product pricing trends and estimated shrinkage. In addition, the estimated gross profit margin is adjusted based on the results of physical inventory counts performed at least semi-annually and the monthly monitoring of factors that could impact the Company’s usage rate estimates. These factors include mix of service sales, discounting, and special promotions. Cost of product sold to salon customers is determined based on the weighted average cost of product to the Company, adjusted for an estimated shrinkage factor. Product and service inventories are adjusted based on the results of physical inventory counts performed at least semi-annually.

Stock-Based Employee Compensation:

Stock-based awards are granted under the terms of the 2004 Long Term Incentive Plan (2004 Plan) and the 2000 Stock Option Plan (2000 Plan). Additionally, the Company has outstanding stock options under its 1991 Stock Option Plan (1991 Plan), although the Plan terminated in 2001. Under these plans, four types of stock-based compensation awards are granted: stock options, equity-based stock appreciation rights (SARs), restricted stock awards (RSAs) and restricted stock units (RSUs). The stock-based awards, other than the RSUs, expire within ten years from the grant date. The RSUs cliff vest after five years, and payment of the RSUs is deferred until January 31 of the year following vesting.  Unvested awards are subject to forfeiture in the event of termination of employment.  The Company utilizes an option-pricing model to estimate the fair value of options and SARs at their grant date. Stock options and SARs are granted at not less than fair market value on the date of grant.  The Company’s primary employee stock-based compensation grant occurs during the fourth fiscal quarter.  The Company generally recognizes compensation expense for its stock-based compensation awards on a straight-line basis over a five-year vesting period. Awards granted do not contain acceleration of vesting terms for retirement eligible recipients.

Total compensation cost for stock-based payment arrangements totaled $2.0 and $1.6 million ($1.2 and $1.0 million after tax) for the three months ended September 30, 2008 and 2007, respectively.

Stock options outstanding, weighted average exercise price and weighted average fair values as of September 30, 2008 were as follows:

Options	Shares	Weighted- Average Exercise Price
	(In thousands)
Outstanding at June 30, 2008	1,713	$24.55
Granted	2	26.79
Exercised	(133)	17.17
Forfeited or expired	(6)	36.24
Outstanding at September 30, 2008	1,576	$25.14
Exercisable at September 30, 2008	1,207	$22.44

Outstanding options of 1,575,646 at September 30, 2008 had an intrinsic value of $8.6 million and a weighted average remaining contractual term of 4.3 years.  Exercisable options of 1,207,346 at September 30, 2008 had an intrinsic value of $8.6 million and a weighted average remaining contractual term of 3.0 years.  An additional 348,468 options are expected to vest with a $34.08 per share weighted average grant price and a weighted average remaining contractual life of 8.4 years.

All options granted relate to stock option plans that have been approved by the shareholders of the Company.

Stock options were granted under the 2004 Plan in fiscal year 2008. No stock options had been granted under the 2004 Plan prior to fiscal year 2008.

Grants of RSAs, RSUs and SARs outstanding under the 2004 Plan, as well as other relevant terms of the awards, were as follows:

	Nonvested		SARs Outstanding
	Restricted Stock Outstanding Shares/Units	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price
	(in thousands)		(in thousands)
Balance, June 30, 2008	523	$36.76	527	$35.70
Granted	—	—	—	—
Vested/Exercised	(—)	—	(—)	—
Forfeited or expired	(8)	34.31	(14)	38.27
Balance, September 30, 2008	515	$36.80	513	$35.69

Outstanding and unvested RSAs of 299,743 at September 30, 2008 had an intrinsic value of $8.2 million and a weighted average remaining contractual term of 2.0 years.  An additional 286,679 awards are expected to vest with a total intrinsic value of $7.9 million.

Outstanding and unvested RSUs of 215,000 at September 30, 2008 had an intrinsic value of $5.9 million and a weighted average remaining contractual term of 3.5 years.  All unvested RSUs are expected to vest.

Outstanding SARs of 513,150 at September 30, 2008 had a total intrinsic value of zero and a weighted average remaining contractual term of 7.6 years.  Exercisable SARs of 176,980 at September 30, 2008 had a total intrinsic value of zero and a weighted average remaining contractual term of 6.7 years.  An additional 324,883 rights are expected to vest with a $34.04 per share weighted average grant price, a weighted average remaining contractual life of 8.1 years and a total intrinsic value of zero.

During the three months ended September 30, 2008 and 2007 total cash received from the exercise of share-based instruments was $2.3 and $0.7 million, respectively.

As of September 30, 2008, the total unrecognized compensation cost related to all unvested stock-based compensation arrangements was $21.5 million.  The related weighted average period over which such cost is expected to be recognized was approximately 3.2 years as of September 30, 2008.

The total intrinsic value of all stock-based compensation (the amount by which the stock exceeded the exercise or grant date price) that was exercised during the quarters ended September 30, 2008 and 2007 was $1.6 and $0.3 million, respectively.

Recent Accounting Pronouncements:

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This statement applies under other accounting pronouncements that require or permit fair value measurements, but does not change existing guidance as to whether or not an instrument is carried at fair value. In February 2008, the FASB issued FASB Staff Position (FSP) No. 157-1 and No. 157-2, which, respectively, removed leasing transactions from the scope of SFAS No. 157 and deferred for one year the effective date for SFAS No. 157 as it applies to certain nonfinancial assets and liabilities. On July 1, 2008, the Company adopted, on a prospective basis, SFAS No. 157 and became subject to the new disclosure requirements (excluding FSP 157-2) with respect to the Company’s fair value measurements of (a) nonfinancial assets and liabilities that are recognized or disclosed at fair value in our financial statements on a recurring basis (at least annually) and (b) all financial assets and liabilities.  The Company’s adoption did not impact its consolidated financial position or results of operations as all fair value measurements were in accordance with SFAS No. 157 upon adoption.  The additional disclosures required by SFAS No. 157 are included in Note 4.  The Company is evaluating the impact FSP No. 157-2 will have on its nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Companies are not allowed to adopt SFAS No. 159 on a retrospective basis unless they choose early adoption. The Company did not adopt the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS No. 141(R)). SFAS No. 141(R) replaces SFAS No. 141, Business Combinations. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interests in the acquiree and the goodwill acquired. Some of the key changes under SFAS No. 141(R) will change the accounting treatment for certain specific acquisition related items including: (1) accounting for acquired in process research and development as an indefinite-lived intangible asset until approved or discontinued rather than as an immediate expense; (2) expensing acquisition costs rather than adding them to the cost of an acquisition; (3) expensing restructuring costs in connection with an acquisition rather than adding them to the cost of an acquisition; (4) including the fair value of contingent consideration at the date of an acquisition in the cost of an acquisition; and (5) recording at the date of an acquisition the fair value of contingent liabilities that are more than likely than not to occur. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) will be effective for the Company’s fiscal year 2010 and must be applied prospectively to all new acquisitions closing on or after July 1, 2009. Early adoption is prohibited. SFAS No. 141(R) is expected to have a material impact on how the Company will identify, negotiate and value future acquisitions and may materially impact the Company’s Consolidated Financial Statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS No. 161). SFAS No. 161 requires enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008 (i.e. the Company’s third quarter of fiscal year 2009). The Company intends to comply with the disclosure requirements upon adoption.

2.             DISCONTINUED OPERATIONS:

On February 16, 2009, the Company sold Trade Secret.  The Company concluded, after a comprehensive review of strategic and financial options, to divest Trade Secret.  The sale of Trade Secret included 659 company-owned salons and 62 franchise salons, all of which had historically been reported within the Company’s North America reportable segment.  The sale of Trade Secret included Cameron Capital I, Inc. (CCI). CCI owned and operated PureBeauty and BeautyFirst salons which were acquired by the Company on February 20, 2008.

The Company concluded that Trade Secret qualified as held for sale under Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS. No. 144), as of December 31, 2008 and is presented as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented. The operations and cash flows of Trade Secret have been eliminated from ongoing operations of the Company and there will be no significant continuing involvement in the operations after disposal pursuant to Emerging Issues Task Force (EITF) Issue No. 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations.  The agreement includes a provision that the Company will supply product to the buyer of Trade Secret and provide certain administrative services for a transition period of six months following the date of sale with possible extension to not more than eleven months.

The (loss) income from discontinued operations are summarized below:

	For the Periods Ended September 30,
	Three Months
	2008	2007
	(Dollars in thousands)
Revenues	$66,740	$60,195
(Loss) income from discontinued operations, before income taxes	(2,775)	1,995
Income tax benefit (provision) on discontinued operations	1,175	(844)
(Loss) income from discontinued operations, net of income taxes	$(1,600)	$1,151

Income taxes have been allocated to continuing and discontinued operations based on the methodology required by Financial Accounting Interpretation No. 18, Accounting for Income Taxes in Interim Periods an Interpretation of APB Opinion No. 28 (FIN 18).

3.             SHAREHOLDERS’ EQUITY:

Net Income Per Share:

The Company’s basic earnings per share is calculated as net income divided by weighted average common shares outstanding, excluding unvested outstanding RSAs and RSUs. The Company’s dilutive earnings per share is calculated as net income divided by weighted average common shares and common share equivalents outstanding, which includes shares issuable under the Company’s stock option plan and long-term incentive plan and dilutive securities. Stock-based awards with exercise prices greater than the average market value of the Company’s common stock are excluded from the computation of diluted earnings per share.

The following table sets forth a reconciliation of shares used in the computation of basic and diluted earnings per share:

	For the Three Months Ended September 30,
	2008	2007
	(Shares in thousands)
Weighted average shares for basic earnings per share	42,787	43,906
Effect of dilutive securities:
Dilutive effect of stock-based compensation	320	591
Contingent shares issuable under contingent stock agreements	—	82
Weighted average shares for diluted earnings per share	43,107	44,579

The following table sets forth the awards which are excluded from the various earnings per share calculations:

	For the Three Months Ended September 30,
	2008	2007
	(Shares in thousands)
Basic earnings per share:
RSAs (1)	300	247
RSUs (1)	215	215
	515	462

Diluted earnings per share:
Stock options (2)	798	475
SARs (2)	518	394
RSAs (2)	148	140
RSUs (2)	—	215
	1,464	1,224

(1)            Shares were not vested

(2)            Shares were anti-dilutive

Additional Paid-In Capital:

The change in additional paid-in capital during the three months ended September 30, 2008 was due to the following:

(Dollars in thousands)
Balance, June 30, 2008	$143,265
Exercise of stock options	2,285
Tax benefit realized upon exercise of stock options	590
Stock-based compensation	2,004
Taxes related to restricted stock	(2)
Balance, September 30, 2008	$148,142

Comprehensive Income:

Components of comprehensive income for the Company include net income, changes in fair market value of financial instruments designated as hedges of interest rate or foreign currency exposure and foreign currency translation charged or credited to the cumulative translation account within shareholders’ equity. Comprehensive (loss) income for the three months ended September 30, 2008 and 2007 was as follows:

	For the Three Months Ended September 30,
	2008	2007
	(Dollars in thousands)
Net income	$14,486	$20,599
Other comprehensive income (loss):
Changes in fair market value of financial instruments designated as cash flow hedges of interest rate exposure, net of taxes	52	(1,741)
Change in cumulative foreign currency translation	(20,015)	12,195

Total comprehensive (loss) income	$(5,477)	$31,053

4.             FAIR VALUE MEASUREMENTS:

As discussed in Note 1 to the Consolidated Financial Statements, the Company adopted SFAS No. 157, subject to the deferral provisions of FSP No. 157-2, on July 1, 2008. This standard defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy prescribed by SFAS No. 157 contains three levels as follows:

Level 1 — Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•                  Quoted prices for similar assets or liabilities in active markets;

•                  Quoted prices for identical or similar assets in non-active markets;

•                  Inputs other than quoted prices that are observable for the asset or liability; and

•                  Inputs that are derived principally from or corroborated by other observable market data.

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment.  These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

The fair value hierarchy requires the use of observable market data when available.  In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following table sets forth by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis at September 30, 2008, according to the valuation techniques the Company used to determine their fair values.

	Fair Value at	Fair Value Measurements Using Inputs Considered as
	September 30, 2008	Level 1	Level 2	Level 3
		(Dollars in thousands)
LIABILITIES

Long-term liabilities
Derivative instruments	$1,810		$1,810
Equity put option	22,683			$22,683

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Derivative instruments. The Company’s derivative instrument liabilities consist of cash flow hedges represented by interest rate swaps and forward foreign currency contracts.  The instruments are classified as Level 2 as the fair value is obtained using observable inputs available for similar assets and liabilities in active markets at the measurement date, as provided by sources independent from the Company

Equity put option. The Company’s merger of the European franchise salon operations with the operations of the Franck Provost Salon Group on January 31, 2008 contained an equity put option and an equity call option. See further discussion within Note 6 of the Condensed Consolidated Financial Statements.  At September 30, 2008, the equity put option was valued using a binomial lattice models that incorporated assumptions including the business enterprise value at that date, and future estimates of volatility and EBITDA multiples based on available market data.  At June 30, 2008 the fair value of the equity put option was $24.8 million. The $2.0 million decrease in the fair value of the equity put option since June 30, 2008 relates to foreign currency translation and has been recorded in accumulated other comprehensive income in the September 30, 2008 balance sheet. The Company determined the equity call option to have no value at September 30, 2008.

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

As indicated in Note 1 to the Consolidated Financial Statements, the aspects of SFAS No. 157 for which the effective date was deferred for one year (i.e., the Company’s first quarter fiscal year 2010) under FSP No. 157-2 relate to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applies to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment.

5.             GOODWILL AND OTHER INTANGIBLES:

The table below contains details related to the Company’s recorded goodwill as of September 30, 2008 and June 30, 2008:

	Salons		Hair Restoration
	North America	International	Centers	Consolidated
	(Dollars in thousands)
Balance at June 30, 2008	$668,799	$48,461	$153,733	$870,993
Goodwill acquired	24,064	(1,255)	537	23,346
Translation rate adjustments	(1,510)	(4,129)	—	(5,639)
Balance at September 30, 2008	$691,353	$43,077	$154,270	$888,700

Goodwill acquired includes adjustments to prior year acquisitions, primarily representing the finalization of purchase price allocations. For the three months ended September 30, 2008 the $1.3 million reduction to international goodwill related to the settlement of the escrow account on an acquisition that closed in September 2007.

Goodwill is tested for impairment annually or at the time of a triggering event in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Fair values are estimated based on the Company’s best estimate of the expected present value of future cash flows and compared with the corresponding carrying value of the reporting unit, including goodwill. Where available and as appropriate comparative market multiples are used to corroborate the results of the present value method. The Company considers its various concepts to be reporting units when it tests for goodwill impairment because that is where the Company believes goodwill resides. The

Company’s policy is to perform its annual goodwill impairment test during its third quarter of each fiscal year ending June 30.

We have experienced a decline in same-store sales which has negatively impacted our operating results during the three months ended September 30, 2008. The most significant decline in our same-store sales was within our Trade Secret concept, which is in the early stages of a strategy to improve the concept’s operating results by converting product assortment.  In addition, subsequent to September 30, 2008, the fair value of our stock has declined such that it began trading below book value per share.  Adverse changes in expected operating results, continuation of our stock trading below book value per share, and unfavorable changes in other economic factors will require us to reassess goodwill impairment prior to the third quarter of the fiscal year.

The table below presents other intangible assets as of September 30, 2008 and June 30, 2008:

	September 30, 2008			June 30, 2008
		Accumulated			Accumulated
	Cost	Amortization (1)	Net	Cost	Amortization (1)	Net
	(Dollars in thousands)
Amortized intangible assets:
Brand assets and trade names	$81,242	$(8,568)	$72,674	$81,407	$(8,072)	$73,335
Customer lists	52,045	(19,189)	32,856	51,316	(17,444)	33,872
Franchise agreements	27,165	(6,623)	20,542	27,115	(6,363)	20,752
Lease intangibles	14,951	(3,189)	11,762	14,771	(2,887)	11,884
Non-compete agreements	772	(637)	135	785	(631)	154
Other	7,394	(3,241)	4,153	7,974	(3,680)	4,294
	$183,569	$(41,447)	$142,122	$183,368	$(39,077)	$144,291

(1)      Balance sheet accounts are converted at the applicable exchange rates effective as of the reported balance sheet  dates, while income statement accounts are converted at the average exchange rates for the year-to-date periods presented.

All intangible assets have been assigned an estimated finite useful life and are amortized over the number of years that approximate their respective useful lives (ranging from one to 40 years). The cost of intangible assets is amortized to earnings  in proportion to the amount of economic benefits obtained by the Company in that reporting period. The weighted average amortization periods, in total and by major intangible asset class, are as follows:

	Weighted Average
	Amortization Period
	(In years)
	September 30, 2008	June 30, 2008
Amortized intangible assets:
Brand assets and trade names	39	39
Customer lists	10	10
Franchise agreements	22	22
Lease intangibles	20	20
Non-compete agreements	4	4
Other	18	17
Total	26	26

Total amortization expense related to amortizable intangible assets was approximately $2.5 and $2.9 million during the three months ended September 30, 2008 and 2007, respectively. As of September 30, 2008, future estimated amortization expense related to amortizable intangible assets is estimated to be:

(Dollars in thousands)
2009 (Remainder: nine-month period)	$7,507
2010	9,798
2011	9,583
2012	9,345
2013	9,088

6.             ACQUISITIONS, INVESTMENT IN AND LOANS TO AFFILIATES:

Acquisitions

During the three months ended September 30, 2008 and 2007, the Company made numerous salon and hair restoration center acquisitions and the purchase prices have been allocated to assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition. Operations of the acquired companies have been included in the operations of the Company since the date of the respective acquisition.

The components of the aggregate purchase prices of the acquisitions made during the three months ended September 30, 2008 and 2007 and the allocation of the purchase prices were as follows:

	For the Three Months Ended September 30,
Allocation of Purchase Prices	2008	2007
	(Dollars in thousands)
Components of aggregate purchase prices:
Cash	$30,987	$35,475
Deferred purchase price	75	281
	$31,062	$35,756
Allocation of the purchase price:
Current assets	$1,490	$1,589
Property and equipment	3,890	4,547
Goodwill	25,320	26,688
Identifiable intangible assets	770	4,324
Other long-term assets	—	1,621
Accounts payable and accrued expenses	(288)	(2,970)
Other noncurrent liabilities	(120)	(43)
	$31,062	$35,756

The majority of the purchase price in salon acquisitions is accounted for as residual goodwill rather than identifiable intangible assets. This stems from the value associated with the walk-in customer base of the acquired salons, which is not recorded as an identifiable intangible asset, as well as the limited value and customer preference associated with the acquired hair salon brand. Key factors considered by consumers of hair salon services include personal relationships with individual stylists, service quality and price point competitiveness. These attributes represent the “going concern” value of the salon.

Residual goodwill further represents the Company’s opportunity to strategically combine the acquired business with the Company’s existing structure to serve a greater number of customers through its expansion strategies. In the acquisitions of international salons and hair restoration centers, the residual goodwill primarily represents the growth prospects that are not captured as part of acquired tangible or identified intangible assets. Generally, the goodwill recognized in the North American salon transactions is expected to be fully deductible for tax purposes and the goodwill recognized in the international salon transactions is non-deductible for tax purposes. Goodwill generated in certain acquisitions is not deductible for tax purposes due to the acquisition structure of the transaction.

During the three months ended September 30, 2008 and 2007, certain of the Company’s salon acquisitions were from its franchisees. The Company evaluated the effective settlement of the preexisting franchise contracts and associated rights afforded by those contracts in accordance with Emerging Issues Task Force (EITF) No. 04-1,

Accounting for Preexisting Relationships Between the Parties to a Business Combination. The Company determined that the effective settlement of the preexisting franchise contracts at the date of the acquisition did not result in a gain or loss, as the agreements were neither favorable nor unfavorable when compared to similar current market transactions, and no settlement provisions exist in the preexisting contracts. Therefore, no settlement gain or loss was recognized with respect to the Company’s franchise buybacks.

Investment in and loans to affiliates

The table below presents the carrying amount of investments in and loans to affiliates as of September 30, 2008 and June 30, 2008:

	September 30, 2008	June 30, 2008
	(Dollars in thousands)
Provalliance	$110,104	$119,353
Empire Education Group, Inc.	109,181	109,307
Intelligent Nutrients, LLC	7,776	5,657
MY Style	13,233	7,756
Hair Club for Men, Ltd.	5,029	5,029
	$245,323	$247,102

Provalliance

On January 31, 2008, the Company merged its continental European franchise salon operations with the operations of the Franck Provost Salon Group in exchange for a 30.0 percent equity interest in the newly formed Provalliance entity (Provalliance). The merger with the operations of the Franck Provost Salon Group which are also located in continental Europe, created Europe’s largest salon operator with approximately 2,400 company-owned and franchise salons as of September 30, 2008.

The merger agreement contains a right (Equity Put) to require the Company to purchase additional ownership interest in or all of Provalliance between specified dates in 2010 to 2018.  The acquisition price is determined based on a multiple of the earnings before interest, taxes, depreciation and amortization of Provalliance for a trailing twelve month period which is intended to approximate fair value.  The estimated fair value of the Equity Put has been included as a component of the Company’s investment in Provalliance. A corresponding liability for the same amount as the Equity Put has been recorded in other noncurrent liabilities. Any changes in the fair value of the Equity Put in future periods, will be recorded in the Company’s consolidated statement of operations. If the Equity Put is exercised, and the Company fails to complete the purchase, the parties exercising the Equity Put will be entitled to exercise various remedies against the Company, including the right to purchase the Company’s interest in Provalliance for a purchase price determined based on a discounted multiple of the earnings before interest and taxes of Provalliance for a trailing twelve month period. The merger agreement also contains an option (Equity Call) whereby the Company can acquire additional ownership interest in Provalliance between specific dates in 2018 to 2020 at an acquisition price determined consistent with the Equity Put.

The Company’s investment in Provalliance is accounted for under the equity method of accounting. During the three month period ended September 30, 2008, the Company recorded $1.0 million of equity in income related to its investment in Provalliance. The exposure to loss related to the Company’s involvement with Provalliance is the carrying value of the investment and future changes in fair value of the Equity Put.

Empire Education Group, Inc.

On August 1, 2007, the Company contributed its 51 wholly-owned accredited cosmetology schools to Empire Education Group, Inc. (EEG) in exchange for a 49.0 percent equity interest in EEG. In January 2008, the Company’s effective ownership interest increased to 55.1 percent related to the buyout of EEG’s minority interest shareholder. This transaction leverages EEG’s management expertise, while enabling the Company to maintain a vested interest in the beauty school industry. Once the integration of the Regis schools is complete, the Company expects to share in significant synergies and operating improvements. EEG operates 87 accredited cosmetology schools.

As of September 30, 2008 the Company has loaned $36.4 million to EEG. During the three months ended September 30, 2008 and 2007 the Company recorded $0.4 and $0.1 million of interest income, respectively, related to the loan.

The Company accounts for the investment in EEG under the equity method of accounting as Empire Beauty School retains majority voting interest and has full responsibility for managing EEG. During the three months ended September 30, 2008 and 2007, the Company recorded ($0.1) and less than $0.1 million, respectively, of equity

(loss)/earnings related to its investment in EEG. The exposure to loss related to the Company’s involvement with EEG is the carrying value of the investment and the outstanding loans.

Intelligent Nutrients LLC

The Company holds a 49.0 percent interest in Intelligent Nutrients, LLC. The Company’s ownership percentage decreased from 50.0 percent to 49.0 percent during the Company’s 2008 fiscal year due to the issuance of additional shares by Intelligent Nutrients, LLC to the other investor.

Intelligent Nutrients, LLC currently carries a wide variety of organic, harmonically grown™ products, including dietary supplements, coffees, teas and aromatics. Additionally, a full line of professional hair care and personal care products is in development and is expected to be available by the end of calendar year 2008. These products will be offered at the Company’s corporate and franchise salons, and eventually in other independently owned salons. The Company’s investment in Intelligent Nutrients, LLC is accounted for under the equity method of accounting. During the three months ended September 30, 2008 and 2007 the Company recorded losses of $0.5 and $0.3 million, respectively. The Company completed $3.0 million of loans to Intelligent Nutrients, LLC in August 2008 of which $3.0 million was outstanding as of September 30, 2008. During the three months ended September 30, 2008, the Company recorded less than $0.1 million of interest income related to the loans. The exposure to loss related to the Company’s involvement with Intelligent Nutrients, LLC is the carrying value of the investment and the outstanding loans.

MY Style

In April 2007, the Company purchased exchangeable notes issued by Yamano Holding Corporation (Exchangeable Note) and a loan obligation of a Yamano Holdings subsidiary, MY Style, formally known as Beauty Plaza Co. Ltd., (My Style Note) for an aggregate amount of 1.3 billion JPY ($11.3 million USD). In September 2008, the Company advanced an additional 300 million JPY ($2.9 million USD) to Yamano Holding Corporation and extended the maturity date of the existing Exchangeable Note to September 2011.  In connection with the 300 million JPY advance the exchangeable portion of the Exchangeable Note increased from approximately 14.8 percent to 27.1 percent of the outstanding shares of MY Style. The exchangeable portion of the Exchangeable Note is recorded as an equity method investment as it is probable that the Company will exercise its right to exchange a portion of the note into equity of My Style.

As of September 30, 2008 the amount outstanding under the Exchangeable Note and My Style Note were $6.7 and $2.5 million, respectively.  As of September 30, 2008, $1.5 and $7.6 million are recorded in the condensed consolidated balance sheet as current assets and investment in affiliates and loans representing the outstanding principal of the notes. The notes are due in installments through May of  2012. The Company recorded less than $0.1 million in interest income related to the Exchangeable Note and My Style Note during the quarters ended September 30, 2008 and 2007, respectively. The exposure to loss related to the Company’s involvement with MY Style is the carrying value of the investment and the outstanding notes.

Yamano Holding Corporation and the Company have an agreement with respect to their joint pursuit of opportunities relating to retail hair salons in Asia.

Hair Club for Men, Ltd.

The Company acquired a 50.0 percent interest in Hair Club for Men, Ltd. through its acquisition of Hair Club in fiscal year 2005. The Company accounts for its investment in Hair Club for Men, Ltd. under the equity method of accounting. Hair Club for Men, Ltd. operates Hair Club centers in Illinois and Wisconsin. During the three months ended September 30, 2008 and 2007 the Company recorded income of $0.3 and $0.5 million, respectively. The exposure to loss related to the Company’s involvement with Hair Club for Men, Ltd. is the carrying value of the investment.

Cool Cuts 4 Kids, Inc.

The Company holds an interest of less than 20 percent in the preferred stock of a privately held entity, Cool Cuts 4 Kids, Inc. This investment is accounted for under the cost method. During fiscal year 2006, the Company determined that its investment was impaired and recognized an impairment loss for the full carrying value of the investment. The Company’s securities purchase agreement contains a call provision, giving the Company the right of first refusal should the privately held entity receive a bona fide offer from another company, as well as the right to purchase all of the assets of the privately held entity during the period from April 1, 2008 to January 31, 2009 for a multiple of cash flow.

7.             LEASE TERMINATION COSTS:

In July 2008, the Company approved a plan to close up to 160 underperforming company-owned salons in fiscal year 2009.  Approximately 100 locations are regional mall based concepts, another 40 locations are strip center concepts and 20 locations are in the United Kingdom.  The timing of the closures is dependent on successfully completing lease termination agreements and is therefore subject to change.  The Company expects to offer employment to associates affected by such closings at nearby Regis-owned salons.  The decision is a result of a comprehensive evaluation of the Company’s salon portfolio, further continuing the Company’s initiatives to enhance profitability.

The Company anticipated the pre-tax charge for the store closings would total approximately $20 to $25 million.  This included approximately $4.5 million, of incremental non-cash asset write-downs which were recognized in the fourth quarter of fiscal year 2008.  The incremental non-cash asset write-down in the fourth quarter of fiscal year 2008 was $3.4 million for the North America reportable segment and $1.1 million for the International reportable segment.  The balance of approximately $15 to $20 million was related to the original estimate of lease termination costs that were expected to be recognized primarily in fiscal year 2009.

As of September 30, 2008, 21 stores ceased using the right to use the leased property or negotiated a lease termination agreement with the lessor in which the Company will cease using the right to the leased property subsequent to September 30, 2008.  The 21 stores were within the North America reportable segment, one of which was a Trade Secret salon included within discontinued operations.  No stores within the International segment have ceased using the right to use the leased property. Lease termination costs are presented as a separate line item in the Consolidated Statement of Operations.  As lease settlements are negotiated the Company has found that the lessors are willing to negotiate rent reductions which has allowed the Company to keep operating certain stores.  As a result, the Company expects that the number of stores to be closed will be less than the 160 stores originally communicated and reducing the estimated lease termination costs of  $15 to $20 million to approximately $6 million.

Lease termination costs represent either the lease settlement or the net present value of remaining contractual lease payments related to closed stores, after reduction by estimated sublease rentals.  The transactions reflected in the accrual for lease termination costs are as follows:

For the Three Months Ended September 30, 2008
(Dollars in thousands)
Balance at July 1, 2008	$—
Provision for lease termination costs:
Provisions associated with store closings	1,173
Change in assumptions about lease terminations and sublease income	—
Cash payments	(695)
Balance at September 30, 2008	$478

In the three months ended September 30, 2008, the Company incurred $1.2 million of lease termination expense, of which less than $0.1 million relates to one salon within the Trade Secret concept and is accounted for within the loss from discontinued operations within the Condensed Consolidated Statement of Operations as of September 30, 2008.  Cash payments of less than $0.1 million were made related to the one salon within the Trade Secret concept.

8.                                      LITIGATION:

The Company is a defendant in various lawsuits and claims arising out of the normal course of business. Like certain other large retail employers, the Company has been faced with allegations of purported class-wide wage and hour violations. Litigation is inherently unpredictable and the outcome of these matters cannot presently be determined. Although company counsel believes that the Company has valid defenses in these matters, it could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on its results of operations in any particular period.

9.                                      DERIVATIVE FINANCIAL INSTRUMENTS:

The primary market risk exposure of the Company relates to changes in interest rates in connection with its debt, some of which bears interest at variable rates based on LIBOR plus an applicable borrowing margin. Additionally, the Company is exposed to foreign currency translation risk related to its net investments in its foreign subsidiaries and, to a lesser extent, foreign currency denominated transactions. The Company has established policies and procedures that govern the management of these exposures through the use of derivative financial instrument contracts. By policy, the Company does not enter into such contracts for the purpose of speculation.

10.                               INCOME TAXES:

Income taxes have been allocated to continuing and discontinued operations based on the methodology required by Financial Accounting Interpretation No. 18, Accounting for Income Taxes in Interim Periods an Interpretation of APB Opinion No. 28 (FIN 18). Discontinued operations are excluded in determining the estimated effective income tax rate from continuing operations and the corresponding income tax expense (benefit).  The determination of the annual effective income tax rate is based upon a number of significant estimates and judgments, including the estimated annual pretax income of the Company in each tax jurisdiction in which it operates and the development of tax planning strategies during the year.  In addition, as a global enterprise, the Company’s interim tax expense (benefit) can be impacted by changes in tax rates or laws, the finalization of tax audits or reviews, as well as other factors that cannot be predicted with certainty.  As such, there can be significant volatility in interim tax provisions.During the three months ended September 30, 2008 and 2007, the Company’s continuing operations recognized tax expense of $10.0 million and $10.8 million, respectively, with corresponding effective tax rates of 39.0 and 35.3 percent.The effective income tax rate for the three months ended September 30, 2008 was negatively impacted by the shift in income from low to high tax jurisdictions as a result of the merger of European franchise salon operations with the Franck Provost Salon Group in January 2008. In addition, new state taxes in Texas, Michigan, and other states have increased the effective tax rate for the three months ended September 30, 2008. The increase in the effective tax rate for the three months ended September 30, 2008 was partially offset by Work Opportunity and Welfare-to-Work tax credits. The effective income tax rate during the three months ended September 30, 2007 was adversely affected by the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (FIN 48).

The Company accrues for the effects of open uncertain tax positions and the related potential penalties and interest.  There were no material adjustments to our recorded liability for unrecognized tax benefits during the three months ended September 30, 2008.  It is reasonably possible that the amount of the unrecognized tax benefit with respect to certain of our unrecognized tax positions will increase or decrease during the next 12 months; however, we do not expect the change to have a significant effect on our consolidated results of operations or financial position.

The Company files tax returns and pays tax primarily in the United States, Canada, the United Kingdom, and the Netherlands as well as states, cities, and provinces within these jurisdictions. In the United States, fiscal years 2005 and after remain open for federal tax audit. For state tax audits, the statute of limitations generally spans three to four years, resulting in a number of states remaining open for tax audits dating back to fiscal year 2004. However, the company is under audit in a number of states in which the statute of limitations has been extended to fiscal years 2000 and forward. Internationally (including Canada), the statute of limitations for tax audits varies by jurisdiction, but generally ranges from three to five years.

11.                               SEGMENT INFORMATION:

As of September 30, 2008, the company owned, franchised, or held ownership interests in over 13,600 worldwide locations. The Company’s locations consisted of 10,299 North American salons (located in the United States, Canada and Puerto Rico), 468 international salons, 94 hair restoration centers and approximately 2,700 locations in which the Company maintains an ownership interest. The Company operates its North American salon operations through six primary concepts: Regis Salons, MasterCuts, Trade Secret, SmartStyle, Supercuts and Promenade salons. The concepts offer similar products and services, concentrate on the mass market consumer marketplace and have consistent distribution channels. All of the company-owned and franchise salons within the North American salon concepts are located in high traffic, retail shopping locations that attract mass market consumers, and the individual salons display similar economic characteristics. The salons share interdependencies and a common support base.

See Note 2 of the Condensed Consolidated Financial Statements on the classification of the Trade Secret concept as a discontinued operation.  The locations listed above included 670 company-owned salons and 62 franchised salons within the Trade Secret concept being accounted for as a discontinued operation.

The Company operates its international salon operations, primarily in the United Kingdom, through four primary concepts: Regis, Supercuts, Trade Secret, and Sassoon salons. Consistent with the North American concepts, the international concepts offer similar products and services, concentrate on the mass market consumer marketplace and have consistent distribution channels. All of the international salon concepts are company-owned and are located in malls, leading department stores, and high-street locations.  Individual salons display similar long-term economic characteristics. The salons share interdependencies and a common support base.  The Company’s company-owned and franchise hair restoration centers are located in the United States and Canada. The Company’s hair restoration centers offer three hair restoration solutions; hair systems, hair transplants and hair therapy, which are targeted at the mass market consumer. Hair restoration centers are located primarily in office and professional buildings within larger metropolitan areas.

Based on the way the Company manages its business, it has reported its North American salons, International salons and hair restoration centers as three separate reportable segments.

Financial information for the Company’s reporting segments is shown in the following tables:

Total Assets by Segment	September 30, 2008	June 30, 2008
	(Dollars in thousands)
North American salons	$1,220,365	$1,249,827
International salons	110,127	120,443
Hair restoration centers	285,892	284,898
Unallocated corporate	656,677	580,703
Consolidated	$2,273,061	$2,235,871

	For the Three Months Ended September 30, 2008 (1)
	Salons		Hair Restoration	Unallocated
	North America	International	Centers	Corporate	Consolidated
	(Dollars in thousands)
Revenues:
Service	$417,549	$35,399	$16,087	$—	$469,035
Product	102,713	13,049	18,421	—	134,183
Royalties and fees	9,672	—	639	—	10,311
	529,934	48,448	35,147	—	613,529
Operating expenses:
Cost of service	239,655	18,750	8,672	—	267,077
Cost of product	52,915	7,025	5,679	—	65,619
Site operating expenses	44,339	2,645	1,418	—	48,402
General and administrative	31,570	4,167	8,704	33,323	77,764
Rent	77,305	12,347	2,052	507	92,211
Lease termination costs	1,151	—	—	—	1,151
Depreciation and amortization	18,191	1,816	2,704	4,557	27,268
Total operating expenses	465,126	46,750	29,229	38,387	579,492

Operating income (loss)	64,808	1,698	5,918	(38,387)	34,037

Other income (expense):
Interest expense	—	—	—	(10,220)	(10,220)
Interest income and other, net	—	—	—	1,735	1,735
Income (loss) before income taxes and equity in income of affiliated companies	$64,808	$1,698	$5,918	$(46,872)	$25,552

(1)

Beginning with the period ended December 31, 2008, the operations of the Trade Secret concept within the North American reportable segment were accounted for as a discontinued operation. All comparable periods have reflected Trade Secret as a discontinued operation. See further discussion at Note 2 in these Notes to the Condensed Consolidated Financial Statements.

	For the Three Months Ended September 30, 2007(1) (2)
	Salons		Hair Restoration	Unallocated
	North America	International	Centers	Corporate	Consolidated
	(Dollars in thousands)
Revenues:
Service	$400,184	$38,429	$14,150	$—	$452,763
Product	101,711	15,293	16,656	—	133,660
Royalties and fees	10,031	9,559	1,317	—	20,907
	511,926	63,281	32,123	—	607,330
Operating expenses:
Cost of service	228,481	20,421	7,751	—	256,653
Cost of product	50,168	8,611	4,833	—	63,612
Site operating expenses	44,854	3,207	1,270	—	49,331
General and administrative	29,898	11,814	7,159	34,385	83,256
Rent	72,482	12,629	1,657	481	87,249
Depreciation and amortization	18,596	2,459	2,497	4,731	28,283
Total operating expenses	444,479	59,141	25,167	39,597	568,384

Operating income (loss)	67,447	4,140	6,956	(39,597)	38,946

Other income (expense):
Interest expense	—	—	—	(10,513)	(10,513)
Interest income and other, net	—	—	—	2,155	2,155
Income (loss) before income taxes and equity in loss of affiliated companies	$67,447	$4,140	$6,956	$(47,955)	$30,588

(1)

On August 1, 2007, the Company contributed its accredited cosmetology schools to Empire Education Group, Inc. The results of operations for the month ended July 31, 2007 for the accredited cosmetology schools are reported in the North American salons segment. The Company retained ownership of its one North America and four United Kingdom Vidal Sassoon schools. Results of operations for the Vidal Sassoon schools are included in the respective North American and International salon segments.

(2)

Beginning with the period ended December 31, 2008, the operations of the Trade Secret concept within the North American reportable segment were accounted for as a discontinued operation. All comparable periods have reflected Trade Secret as a discontinued operation. See further discussion at Note 2 in these Notes to the Condensed Consolidated Financial Statements.

12.          SUBSEQUENT EVENTS:

On October 3, 2008, the Company completed an $85 million term loan that matures in July 2012.  The monthly interest payments are based on a one-month LIBOR rate plus a 1.75 percent spread.  The term loan includes customary financial covenants including a leverage ratio, fixed charge coverage ratio and minimum net equity test.  The Company used the proceeds from the term loan to pay down the Company’s revolving credit facility.  In connection with the term loan, the Company completed two $20.0 million floating to fixed swaps that are effective November 3, 2008 and mature in July 2011.

REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of Regis Corporation:

We have reviewed the accompanying condensed consolidated balance sheet of Regis Corporation as of September 30, 2008 and the related condensed consolidated statements of operations and of cash flows for each of the three month periods ended September 30, 2008 and 2007.  These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the Condensed Consolidated Financial Statements, Regis Corporation changed the manner it which it measures fair value for certain assets and liabilities effective July 1, 2008.  As discussed in Note 9 to the Condensed Consolidated Financial Statements, Regis Corporation changed the manner in which it accounts for unrecognized income tax benefits effective July 1, 2007.

We previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of June 30, 2008, and the related consolidated statements of operations, of changes in shareholders’ equity and comprehensive income and of cash flows for the year then ended (not presented herein), and in our report dated August 29, 2008, we expressed an unqualified opinions on those financial statements. In our opinion, the accompanying consolidated balance sheet information as of June 30, 2008, is fairly stated, in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
November 10, 2008, except as it relates to the effects of discontinued operations discussed in Note 2 as to which the date is July 6, 2009